                                     FORM 3

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

1.   Name of Reporting Person:          Mark L. Korell

  Address of Reporting Person:       505 Sansome Street, #1420
                                     San Francisco, CA 94111

2.   Date of Event Requiring Statement  10/13/98

3.   Social Security # (Voluntary):

4.   Issuer Name and Trading Symbol:    Finet Holdings Corporation: FNHC

5.   Relationship of Reporting Person:  Officer/Director
                                        Title:  Chairman
                                          Chief Executive officer

6.   If Amendment, Date of Original:

7.   Reporting By:                      One Reporting Person


     Table I Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------
----------
   1            2            3         4
--------  ------------   ---------  ---------
 Title       Amount      Ownership  Nature of
  of      Beneficially    Form      Indirect
Security    Owned          D/I      Ownership
--------  ------------   ---------  ---------
Common      500,000<F1>      D

<F1>
125,000 shares vested upon grant on 10/13/98, remainder vest 93,750 each twelve months; fully vested after 48 months

</table

             Table II Derivative Securities (D/S) Beneficially Owned
--------------------------------------------------------------------------------
---------------------
   1              2                   3              4        5         6
------  ---------------------  -----------------  --------  ------  ---------
 Title     Date       Date     Title/Number       Exercise   Owner  Type of
  of    Exercisable  Expires     Underlying        Price     ship     (I)
  D/S     M/D/Y       M/D/Y      Securities        of D/S     D/I   Ownership
------  -----------  --------  ------  ---------  --------  ------  ---------
Option   <F1>        10/13/08  Common  1,300,000  $  0.56      D

<F1>
325,000 shares vested upon grant on 10/13/98, remainder vest 243,750 each twelve months; fully vested after 48 months

/s/  Mark L. Korell             10/5/98
     -----------------------------   ---------
     Signature of reporting person   Date